Exhibit 10.5

Execution Version

SERVICES AND COST REIMBURSMENT AGREEMENT

THIS SERVICES AND COST REIMBURSEMENT AGREEMENT (this “Agreement”) is effective as of February 14, 2023 (the “Effective Date”), by and between Nabors Corporate Services, Inc., a Delaware corporation (“Service Provider”), having a place of business at 515 W. Greens Road, Suite 1200, Houston, Texas, 77067, and Vast Solar Pty Ltd., a company registered under the laws of Australia (“Company”), having a place of business at 226-288 Liverpool Street, Darlinghurst NSW 2010 Australia. Nabors and Company are referred to collectively herein as the “Parties,” and each individually as a “Party.”

WHEREAS, Nabors Energy Transition Corp. (“NETC”) and Company are parties to that certain Business Combination Agreement dated as of the date hereof (the “BCA”), pursuant to which, among other things, NETC and Company will undergo a business combination.

WHEREAS, the BCA provides that Service Provider and Company shall enter into a Services Agreement at or prior to the closing of the transaction contemplated in the BCA.

WHEREAS, Company and Service Provider desire to enter into this Agreement in order for Service Provider or its Affiliates (as defined below) to provide certain services to Company, and for the Company to receive and compensate Service Provider for such services, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, terms and conditions contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties mutually agree as follows:

1.	Services

On the terms set forth in this Agreement, Company hereby engages Service Provider, and Service Provider hereby accepts such engagement, to perform services for the Company (either directly or through Service Provider’s Affiliates) with respect to the Company’s operations, engineering, design, planning or other operational or technical matters, or such other matters as may be agreed upon by the Parties from time to time, which shall include (a) the matters set forth in Exhibit A, attached hereto and incorporated herein (“Standard Services”); and (b) other customized services agreed in writing by the Parties (“Customized Services”, and collectively with Standard Services, the “Services”). The specific Services will be set forth in one or more written statements of work referencing this Agreement that the Parties, and in the case of Service Provider, an Affiliate of Service Provider, may execute pursuant to this Agreement and attach hereto (once executed, a “Statement of Work” or “SOW”); provided, that Service Provider shall negotiate any SOW with respect to any requested Customized Services in good faith. Each SOW shall be incorporated into and become part of this Agreement and be governed by the provisions of this Agreement. In the event of a conflict between the terms and conditions of this Agreement and a SOW, the provisions of this Agreement shall prevail unless and to the extent that the SOW specifically provides that it is to take precedence over this Agreement and cross references the affected provisions of this Agreement. “Affiliate(s)” means, in relation to a Party, an entity controlling, controlled by or under common control with such Party, when “controlling”, “controlled” and “control” mean direct or indirect ownership of more than fifty percent (50%) of the stock or interests having a right to vote for directors or, if there are no directors, such Party’s highest level of management; provided, that for purposes of this Agreement, Company and its subsidiaries shall not be deemed Affiliates of Service Provider. Each Party is liable and responsible for its Affiliates’ actions and omissions in connection with this Agreement as if performed directly by it, and for its Affiliates’ compliance with the terms of this Agreement.

Service Provider warrants and covenants that its performance under this Agreement shall be conducted diligently and in a professional manner by qualified personnel in a manner consistent with industry standards and the manner in which Service Provider provides similar services to Service Provider and its Affiliates. Service Provider shall prioritize performance of the Services under this Agreement in a manner consistent with the manner in which Service Provider prioritizes performance of similar services to Service Provider and its Affiliates; provided, that Company acknowledges and agrees that (i) prioritization of efforts by a service provider is a necessary component of maintaining operations and technology in varying contexts and (ii) Service Provider retains discretion to prioritize performance under this Agreement in good faith. Service Provider shall at all times comply in all material respects with all applicable laws and Company’s safety rules in the course of performing the Services. If Service Provider’s work requires a license, Service Provider warrants and covenants that it either has obtained or will obtain that license, and that such license is or shall be in full force and effect and will remain in full force and effect during the period Service Provider’s work requires such license.

SERVICE PROVIDER ACKNOWLEDGES THAT THE SERVICES ARE DEPENDENT UPON INFORMATION FURNISHED BY COMPANY OR THIRD PARTIES, AND, THEREFORE, SERVICE PROVIDER ASSUMES NO LIABILITY: (I) FOR INFORMATION OR DATA FURNISHED TO SERVICE PROVIDER BY COMPANY OR ANY OTHER PARTY, OR (II) FOR THE MANNER IN WHICH COMPANY APPLIES THE SERVICES SUPPLIED BY SERVICE PROVIDER. THE SERVICES MAY INCLUDE ADVICE AND RECOMMENDATIONS THAT MAY NOT BE ACCURATE, RELIABLE OR COMPLETE. COMPANY AGREES THAT ALL DECISIONS MADE, OR ACTIONS TAKEN BASED UPON SUCH SERVICES, ADVICE OR RECOMMENDATIONS WILL BE THE SOLE RESPONSIBILITY OF, AND WILL BE MADE EXCLUSIVELY BY, COMPANY. EXCEPT AS CONTEMPLATED BY THIS AGREEMENT AND SUBJECT TO SECTION 6E (WAIVER AND LIMITATION OF LIABILITY), COMPANY AGREES THAT SERVICE PROVIDER WILL NOT BE RESPONSIBLE FOR OR HAVE ANY LIABILITY RELATED TO THE OUTCOME OF SUCH DECISIONS AND ACTIONS OR FOR ANY INACCURATE ADVICE OR RECOMMENDATIONS OR OTHER OUTPUT FROM THE SERVICES OR COMPANY’S USE THEREOF.

Service Provider may not subcontract (other than to one of its Affiliates) any Services hereunder without Company’s prior written consent (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that Service Provider may subcontract without Company’s consent (i) to any of Service Provider’s Affiliates or (ii) to the extent Service Provider’s subcontracting of the Services is consistent with the manner that Service Provider performs, or procures to be performed, the subcontracted functions for the benefit of Service Provider or its Affiliates. In the event Service Provider subcontracts performance of the Services, Service Provider shall remain fully liable to Company for all services subcontracted.

During the term of this Agreement and for two (2) years thereafter, Service Provider shall maintain, at its principal place of business, complete and accurate records and books of account relating to Service Provider’s activities under this Agreement. During such period, upon reasonable notice to Service Provider, Company may during business hours audit and copy such records and books of account, including any audit by an independent accounting firm; provided, that where such auditor is any person or entity other than an independent accounting firm, such auditor shall be subject to Service Provider’s approval (not to be unreasonably withheld, delayed, or conditioned). Any such audit will be performed during normal business hours in a manner reasonably calculated to minimize interference with Service Provider’s business. Company shall reimburse Service Provider for any reasonable incremental out-of-pocket costs incurred by Service Provider in providing Company or its auditors such access.

Company shall be solely responsible for (i) the performance of its personnel and agents; (ii) the accuracy and completeness of all data and information provided to Service Provider for purposes of the performance of the Services; (iii) making all management decisions, performing all management functions, and assuming all management responsibilities with respect to itself and its Affiliates; (iv) designating a competent management member to oversee the Services; (v) evaluating the adequacy and results of the Services; (vi) accepting responsibility for the results of the Services (however, such Company obligation does not relieve Service Provider of its obligations to perform the Services in accordance with the terms of the Agreement), and (vii) establishing and maintaining internal controls, including monitoring ongoing activities.

2.	Compensation

The fees for Services are as set forth in each Statement of Work. In addition, Company shall be responsible for the reimbursement of out-of-pocket costs or expenses reasonably incurred by Service Provider in performing Services unless the Statement of Work expressly states otherwise. Service Provider shall prepare and deliver to the Company a quarterly written invoice (each, a “Statement”) with a reasonably detailed description of the Services performed by Service Provider or its Affiliates for the Company during the period covered by that Statement, including the tasks performed, a calculation of the fees due for such work and a summary of the out-of-pocket expenses reasonably incurred in connection with such Services, and such other information and details as Company may reasonably request. The fees shall be paid in cash within thirty (30) days after delivery of the applicable Statement.

3.	Service Provider as Independent Contractor

The Parties acknowledge and agree that Service Provider is an independent contractor to the Company and shall in no sense be considered an agent or employee of the Company. Service Provider shall have no power or right to enter into contracts or commitments on behalf of the Company and shall not hold itself out as an agent of the Company, nor shall it act in any manner to purportedly bind the Company. Subject to the terms of this Agreement, the manner in which the Services are to be performed by the Service Provider shall be determined solely by the Service Provider. Service Provider will not use Company’s name, logo or marks without prior written approval, and then such use shall be only for the benefit of Company and at the direction of Company. Service Provider agrees, acknowledges and understands that neither it nor its employees or agents shall have the status of an employee of Company and shall not participate in any employee benefit plans or group insurance plans or programs (including, but not limited to salary, bonus or incentive plans, stock option or purchase plans, or plans pertaining to retirement, deferred savings, disability, medical or dental), even if it is considered eligible to participate pursuant to the terms such plans.

4.	Term and Termination

A.	Term. The term of this Agreement shall extend from the Effective Date until the date that this Agreement is terminated by either party as provided immediately below (the “Term”).

B.	Termination for Convenience. Company, in its sole discretion, may at any time terminate this entire Agreement and/or any SOW under this Agreement upon ten days written notice to the Service Provider, and Service Provider, in its sole discretion, may at any time terminate this entire Agreement or any SOW upon sixty (60) days’ written notice to Company.

C.	Termination for Cause. Company or Service Provider, as applicable, may terminate this entire Agreement and/or any SOW under this Agreement upon notice in the event the other party is in material breach of this Agreement and does not cure such breach within thirty days after receipt of written notice thereof.

D.	Effect of Termination. Any such termination shall not reduce or otherwise affect the amounts due for Services performed up to the date of such termination, including all costs invoiced to Company pursuant to Section 2. Termination of this Agreement in its entirety shall automatically terminate each then-outstanding SOW subject to the proviso in the preceding sentence. To the extent that Service Provider shall have incurred costs that are payable by Company pursuant to Section 2 but that have not yet been invoiced to Company, responsibility for such costs shall be allocated as follows: (i) Service Provider shall be responsible for such costs in the event (a) Service Provider terminates pursuant to Section 4(B) or (b) Company terminates pursuant to Section 4(C); and (ii) Company shall be responsible for such costs in the event (a) Company terminates pursuant to Section 4(B) or (b) Service Provider terminates pursuant to Section 4(C). The Parties shall reasonably cooperate and keep the other Party informed of any such costs in connection with any contemplated termination.

E.	Survival. All provisions of this Agreement that by their nature are reasonably intended to have effect after termination or expiration of this Agreement (including, without limitation, Sections 3, 4, 5, 6, 7, 8 and 9) shall survive such termination or expiration. All rights and remedies, whether conferred hereunder, or by any other instrument or law, unless otherwise expressly stated, will be cumulative and may be exercised singularly or concurrently.

5.	Intellectual Property

All intellectual property rights and obligations of the Parties hereunder are and shall be governed by and subject to applicable terms set forth in that certain Joint Development and License Agreement being executed by the Parties concurrently herewith in substantially the form of Exhibit B attached hereto (the “JDLA”), which is incorporated herein by this reference.

6.	Indemnity; Liability

A.	SERVICE PROVIDER INDEMNITIES. SERVICE PROVIDER SHALL AT ITS OWN COST AND EXPENSE, TO THE FULLEST EXTENT PERMITTED BY LAW, DEFEND, INDEMNIFY AND HOLD HARMLESS COMPANY GROUP FROM AND AGAINST ANY AND ALL THIRD PARTY CLAIMS, DEMANDS, LOSSES AND LIABILITIES, DAMAGES, LAWSUITS, CAUSES OF ACTION, STRICT LIABILITY CLAIMS, JUDGEMENTS, PENALTIES, FINES, EXPENSES (INCLUDING REASONABLE ATTORNEY FEES) AND COSTS OF EVERY KIND (COLLECTIVELY, “CLAIMS”) TO THE EXTENT ARISING OUT OF, RESULTING FROM, OR RELATING TO: (I) PERSONAL OR BODILY INJURY, INCLUDING DEATH OR DISEASE, CAUSED BY SERVICE PROVIDER’S NEGLIGENCE; (II) LOSS OF OR DAMAGE TO PROPERTY CAUSED BY SERVICE PROVIDER’S NEGLIGENCE; (III) SERVICE PROVIDER’S VIOLATION OF APPLICABLE LAWS; (IV) SERVICE PROVIDER’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD; AND (V) SERVICE PROVIDER’S INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, EXCEPT TO THE EXTENT SUCH INFRINGEMENT IS DUE TO COMPANY’S NEGLIGENCE, WILLFUL MISCONDUCT, OR BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT WHICH CONTRIBUTED TO THE INFRINGEMENT.

B.	COMPANY INDEMNITIES. COMPANY SHALL AT ITS OWN COST AND EXPENSE, TO THE FULLEST EXTENT PERMITTED BY LAW, DEFEND, INDEMNIFY, AND HOLD HARMLESS SERVICE PROVIDER GROUP FROM AND AGAINST ANY AND ALL THIRD PARTY CLAIMS TO THE EXTENT ARISING OUT OF, RESULTING FROM, OR RELATING TO: (I) PERSONAL OR BODILY INJURY, INCLUDING DEATH OR DISEASE, CAUSED BY COMPANY’S NEGLIGENCE; (II) LOSS OF OR DAMAGE TO PROPERTY CAUSED BY COMPANY’S NEGLIGENCE; (III) COMPANY’S VIOLATION OF APPLICABLE LAWS; (IV) COMPANY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD; AND (V) COMPANY’S INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, EXCEPT TO THE EXTENT SUCH INFRINGEMENT IS DUE TO SERVICE PROVIDER’S NEGLIGENCE, WILLFUL MISCONDUCT, OR BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT WHICH CONTRIBUTED TO THE INFRINGEMENT.

C.	The Party seeking indemnification from a third party Claim under Section 6A or 6B shall notify the other Party promptly upon becoming aware of the Claim (provided that failure to promptly notify shall not relieve the indemnifying Party of its obligations except to the extent such failure materially prejudices its ability to defend the Claim) and permit the other Party to control the defense and settlement of the Claim, and shall reasonably cooperate with the indemnifying Party in such efforts (at the indemnifying Party’s request and expense). The indemnified Party shall not consent to the settlement or entry of judgment in such Claim without the indemnifying Party’s prior written consent. The indemnified Party may participate in the defense of the Claim with its own counsel at its own expense. The indemnifying Party shall not, without the consent of the indemnified Party, enter into any settlement that requires a finding or admission of fault of the indemnified Party, or reasonably can be expected to require a material affirmative obligation of, result in any ongoing material liability to, or otherwise prejudice the indemnified Party.

D.	SURVIVAL. EACH PARTY’S INDEMNITY OBLIGATIONS SHALL SURVIVE TERMINATION OR COMPLETION OF THIS AGREEMENT TO THE EXTENT ALLOWED BY LAW.

E.	WAIVER AND LIMITATION OF LIABILITY.

a.	EXCEPT WITH RESPECT TO THE INDEMNIFICATION OBLIGATIONS SET OUT IN SECTION 6(A) OR 6(B) AND EXCEPT TO THE EXTENT SET OUT IN SECTION 6(E)(c), NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS, REVENUES OR OTHER ECONOMIC LOSSES (“CONSEQUENTIAL DAMAGES”), REGARDLESS OF CAUSE, OR COMBINATION OF CAUSES.

b.	Except with respect to the indemnification obligations set out in Section 6(A) or 6(B) and except to the extent set out in Section 6(E)(c), the maximum aggregate liability of each of Service Provider and Company, as applicable, shall not exceed the aggregate fees payable by Company to Service Provider under this Agreement during the twelve months immediately prior to the most recent claim hereunder.

c.	The limitation on Consequential Damages, and the limitation on a party’s aggregate liability, shall not apply to: (i) damages caused by a Party’s breach of Section 7 (Confidentiality); (ii) amounts payable by a Party pursuant to its indemnification obligations in this Section 6; (iii) Company’s obligation to pay Service Provider fees and reimburse Service Provider costs as set out in this Agreement or any SOW; (iv) losses arising from the liable party’s gross negligence, willful misconduct, or fraud; (v) personal or bodily injury, including death or disease, caused by the liable party’s negligence; (vi) loss or damage to property caused by the liable party’s negligence; (vii) the liable party’s violation of applicable law; and (viii) the liable party’s infringement or misappropriation of intellectual property rights.

F.	“Company Group” as used in this Section 6 means Company and its Affiliates, and the respective owners, shareholders, directors, officers, employees and agents of each of the foregoing.

G.	“Service Provider Group” as used in this Section 6 means Service Provider and its Affiliates, and the respective owners, shareholders, directors, officers, employees and agents of each of the foregoing.

7.	Confidentiality

All rights and obligations of the Parties hereunder with respect to Confidential Information (as defined in the JDLA) are and shall be governed by and subject to applicable terms set forth in the JDLA.

8.	Non-Solicitation

Neither Party and neither Party’s respective Affiliates shall, without the prior written consent of the other Party, for a period of (2) two years beginning on the date hereof, directly or indirectly solicit for employment or hire as an employee, officer, agent, consultant, advisor, or in any other capacity whatsoever, any employee or consultant of the other Party or its Affiliates, unless such employee or consultant has been terminated by the other Party (or its Affiliate, as applicable) prior to any solicitation; provided, that nothing in this Section 8 shall apply to any employee who responds to general solicitations of employment not specifically directed towards employees of the Company or its Affiliates or Service Provider or its Affiliates.

9.	Warranties

Each Party warrants that, as of the Effective Date and at all times during the term of this Agreement: (i) the performance of its obligations under this Agreement do not and will not constitute a material breach or constitute a material default under any agreement, instrument or understanding, oral or written, to which such Party is a party or by which such Party is bound, subject to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally; (ii) it is not and will not be bound by any agreement, nor has assumed or will assume any obligation, which would be materially breached by the performance of its obligations under this Agreement; and (iii) in performing its obligations under this Agreement, it will not improperly use any confidential or proprietary information of another party, or infringe the Intellectual Property Rights of another party.

10.	Miscellaneous

A.	Laws. All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of Texas, without giving effect to any choice or conflict of law provision or rule. The Parties agree that any dispute, controversy or claim arising from or related to this Agreement or the performance by either party of its obligations hereunder shall be brought by such Party exclusively in the state and federal courts located in Houston, Texas and irrevocably submit to the exclusive jurisdiction of such courts.

B.	Entire Agreement. This Agreement, the Statements of Work, the JDLA and the BCA contain the entire agreement between the Parties with respect to the subject matter hereof and thereof, and supersede in all respects any and all prior oral or written agreements or understandings, with respect to such subject matter.

C.	Amendment. This Agreement shall be amended or modified only by written instrument signed by both of the Parties hereto. The failure of either Party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such Party thereafter to enforce such provisions.

D.	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, provided, however, that Service Provider may assign its rights and delegate its obligations hereunder to one or more of its Affiliates as permitted in Section 1, and Company may assign this Agreement in its entirety in connection with the sale of all or substantially all of its business or assets to which this Agreement relates or a similar change of control. No assignment shall relieve the assigning Party of any of its obligations hereunder.

E.	Severability. The Parties hereto agree that in the event any article or part thereof of this Agreement is held to be unenforceable or invalid, then said article or part shall be struck and all remaining provision shall remain in full force and effect.

F.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, taken together, shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

G.	Notices. All notices and other legal communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (i) upon the fifth day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, or (ii) upon the date of the courier’s verification of delivery at the specified address if sent by a nationally-recognized overnight express courier. Written notices shall be provided to the attention of the General Counsel of the applicable Party at the address first written above, or such address as may be otherwise provided in writing by a Party hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

NABORS CORPORATE SERVICES, INC.

By:	/s/ Michael Rasmuson
Name:	Michael Rasmuson
Title:	Senior Vice President, General Counsel & Chief Compliance Officer

Signed, sealed and delivered for Vast Solar Pty Ltd in accordance with section 127 of the Corporations Act 2001 (Cth) and by:

/s/ John Igino Kahlbetzer	/s/ Colin Raymond Sussman
Signature of director	Signature of director/secretary

John Igino Kahlbetzer	Colin Raymond Sussman
Name of director	Name of director/secretary

Signature Page to Services Agreement

EXHIBIT A

Services

•	SEC and NYSE compliance Support (US/Foreign Issuer) -
•	Intellectual Property Portfolio Support
•	Investor Relations Support
•	Global Strategy and M&A Support
•	Global Tax Support
•	Finance Support
•	US Human Resources Support
•	Supply Chain and Procurement Support
•	Health, Safety, Quality & Environment Support
•	Technical Services pursuant to the Joint Development Agreement

EXHIBIT B

Joint Development Agreement